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                                                                    EXHIBIT 99.1

CHENIERE ENERGY, INC.                              NEWS RELEASE
                                                        CONTACT: DAVID CASTANEDA
                                                              INVESTOR RELATIONS
                                                                  1-888-948-2036
                                                      E-mail:  chex@mdcgroup.com


     FOR IMMEDIATE RELEASE

     Cheniere Energy Announces $25,000,000 Investment by Warburg Pincus

     HOUSTON - SEPTEMBER 15, 2000 - Cheniere Energy, Inc. (NASDAQ: CHEX) has reached an agreement with Warburg, Pincus Equity Partners, L.P., a global private equity fund based in New York, to fund its exploration program on the Fairfield database through a newly formed subsidiary, Gryphon Exploration Company. Cheniere will contribute selected assets that include: 3D seismic data acquired from Fairfield Industries, Inc. over approximately 8,800 square miles in the Gulf of Mexico, certain offshore leases, its Shark Prospect currently being drilled, its Joint Exploration Agreement with Samson Offshore Company and certain other assets. Warburg Pincus will contribute $25,000,000 and receive preferred stock, with an 8% accrued dividend, convertible into 63.2% of Gryphon's common stock. Cheniere and Warburg Pincus have also agreed under certain circumstances to contribute to Gryphon their respective shares of an additional $75,000,000.

     In addition to a 36.8% interest in Gryphon, Cheniere will maintain ownership of its currently producing oil and gas properties with reserves valued at $12.1 million as of June 30, 2000, its proprietary 3D seismic data set in the Cameron area of Louisiana, a license to 1,900 square miles of 3D seismic data recently acquired from Seitel Data, Ltd. and the option to license an additional 3,100 square miles of data from Seitel.

     Charif Souki, Cheniere's Chairman said, "This agreement provides the capital to aggressively pursue the opportunities developed on the Fairfield data set which we acquired in June of last year. Warburg Pincus has been an excellent financial partner to some very successful exploration and production companies. We look forward to our affiliation with them. Cheniere will now turn its attention to the exploitation of its proprietary data base and the data licensed from Seitel and to the management of its production."

     The transaction is subject to standard closing conditions, including approval under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to close by early October. Petrie Parkman & Co. acted as financial advisor to Cheniere in connection with the transaction.

     Michael L. Harvey has agreed to become Chairman and CEO of Gryphon. Effective upon assuming his new role, Mr. Harvey will resign as Director, President and CEO of Cheniere.

     Cheniere Energy, Inc. is an independent oil and gas company focused in and around the Gulf of Mexico. The company generates drilling prospects internally using its 11,000-square-mile 3D seismic database and acquires drilling rights on these prospects through lease sales and farm-ins. Additional information about Cheniere can be found by calling the company's Investor and Media Relations Department at 888-948-2036 or by writing to chex@mdcgroup.com.

     Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company's business are set forth in the company's periodic reports that are filed with and available from the Securities and Exchange Commission.